Exhibit 99.2

Simplicity Esports and Gaming Company Announces Extension of Maturity for Maxim Series A-2 Convertible Note

Boca Raton, Florida — June 23, 2020 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), announced today that it has agreed with Maxim Group to extend the maturity date of the Series A-2 convertible note until December 31, 2020. The note is the result of legacy investment banking fees from SPAC-related transactions in 2017 and 2018 under previous management.

Roman Franklin, President of Simplicity Esports, stated, “We appreciate Maxim’s confidence in Simplicity and its willingness to extend the maturity of the convertible note. We believe the extension of the maturity date, the addition of a leak-out provision, and the 12-month note with an accredited investor that was announced yesterday, solidifies our capitalization table, and allows us to continue focusing on the execution of our organic and inorganic plans to increase shareholder value, and to move closer to achieving our goal of uplisting to a national stock exchange this year.”

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports also operates as a franchisor of Esports Gaming Centers that provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience. Additionally, Simplicity Esports is an organizer and host of paid entry, online, play from home tournaments.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite® and EA Sports® are registered trademarks of their respective owners.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2019 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

President

Roman@SimplicityEsports.com

561-819-8586

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